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                                                                       EXHIBIT 5

                                                                 August 28, 1997

Duke Energy Corporation
422 South Church Street
Charlotte, NC 28242-0001

Gentlemen:

     I am a Deputy General Counsel of Duke Energy Corporation, a North Carolina corporation (the "Company"), and in such capacity I have examined the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), for the registration of 1,000,000 shares of the Company's Common Stock, without par value (the "Shares"), which Shares will be issued under the Company's Retirement Savings Plan (the "Retirement Savings Plan") and the Employees' Stock Ownership Plan (the "ESOP").

     I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below.

     Based on the foregoing, I am of the opinion that the Shares are duly authorized and when the Shares have been issued and delivered in accordance with the terms of the Retirement Savings Plan and the terms of the ESOP, such Shares will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the 1933 Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         /S/          PETER C. BUCK
                                                      PETER C. BUCK